Exhibit 10.27

Form of Director RSU Award Agreement

RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [___________], 20[_] (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and [____________] (the “Grantee”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s Equity Incentive Plan (the “Plan”)), has granted to the Grantee, effective as of the date of this Agreement, an award of Restricted Stock Units (the “RSUs”) under the Plan in respect of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article V). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Grantee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

Section 2. Grant of RSUs. On the terms and subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Grantee RSUs in the amount set forth on the signature page hereto. The RSUs shall be credited to a book entry account maintained for the Grantee on the books of the Company. Except as otherwise provided in Section 3(a) of this Agreement, upon a Termination of Relationship, the unvested portion of the RSUs (i.e., that portion that does not constitute Vested RSUs) shall terminate.

Section 3. Vesting and Settlement.

(a) Vesting. Subject to the Grantee’s continued service relationship with the Company or its Subsidiaries through the vesting date (except as otherwise provided in this Section 3(a)), all RSUs shall become non-forfeitable (when a RSU becomes non-forfeitable, a “Vested RSU”) [on the first anniversary of the Grant Date]; provided, however, that:

(i) all RSUs shall immediately become Vested RSUs as of immediately prior to the occurrence of a Change in Control; and

(ii) if a Termination of Relationship occurs at any time prior to a Change in Control as a result of (A) a termination of the Grantee’s service relationship by the Company or its Subsidiaries without Cause or (B) the Grantee’s death, serious illness or Disability, (1) the number of RSUs shall become Vested RSUs as of the date of such Termination of Relationship that is equal to the aggregate number of RSUs, multiplied by a fraction, (x) the numerator of which is equal to the number of calendar days that have elapsed since the Grant Date and (y) the denominator of which is equal to 365, and (2) if a Change in Control occurs within 90 days following such Termination of Relationship, all RSUs shall become Vested RSUs as of immediately prior to the occurrence of such Change in Control.

Notwithstanding anything contained herein to the contrary, except as otherwise provided in this Section 3(a), the RSUs shall cease vesting as of the date of the Grantee’s Termination of Relationship with the Company or any of its Subsidiaries for any reason and no portion of the RSUs shall become Vested RSUs thereafter (i.e., the RSUs that are not Vested RSUs shall be forfeited immediately); provided, that, in the event that the Grantee experiences a Termination of Relationship for Cause, all RSUs then held by the Grantee (whether vested or unvested) shall immediately be forfeited.

(b) Settlement. Except as otherwise provided herein, each Vested RSU shall be settled as promptly as reasonably practicable following the applicable vesting date (but in any event by March 15 of the year following the year in which such applicable vesting date occurs).

(c) Investor Rights Agreement. As a condition to the delivery of all or any portion of the Shares underlying the RSUs, the Grantee shall be required to become a party to the Investor Rights Agreement and agree to be bound by the terms thereof. The Grantee acknowledges being provided with a copy of the Investor Rights Agreement.

Section 4. Restrictive Covenants. The Grantee acknowledges and agrees that by accepting the RSUs issued hereunder, the Grantee shall be bound by, and shall abide by, the covenants set forth in this Section 4, in addition to any other representations, warranties, and covenants set forth in (but subject to any exceptions set forth in) any Service Agreement or other document required by the Committee with respect to such grant.

(a) Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, the Grantee agrees that during the Grantee’s employment or other service relationship with the Company Group, and for the one (1) year period following the Grantee’s Termination of Relationship for any reason, the Grantee will not, directly or indirectly, on the Grantee’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company Group to terminate their relationship with or leave the employ of the Company Group, or in any way interfere with the relationship between any member of the Company Group, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company Group until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company Group has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company Group, on the other hand.

(b) Non-Competition. To the fullest extent permitted by applicable law, the Grantee agrees that during the Grantee’s employment or other service relationship with the Company Group, and for the one (1) year period following the Grantee’s Termination of Relationship for any reason, the Grantee will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company

Group, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, compute, virtual networking and similar services, and (iii) all similar related services. Notwithstanding the foregoing, the Grantee shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(c) Nondisclosure of Confidential Information; Return of Property. The Grantee recognizes and acknowledges that he or she has access to the confidential information and/or has had material contact with the Company Group’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. The Grantee agrees that at any time during or after such time as the Grantee is a Participant in the Plan, the Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Grantee’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon the Grantee’s Termination of Relationship for any reason, the Grantee shall promptly deliver to the Company (with the cost of shipping reimbursed by the Company) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company Group’s customers, business plans, marketing strategies, products or processes. The Grantee may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought and, if requested by the Company Group, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(d) Non-Disparagement. The Grantee shall not, at any time, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company Group, or any of its successors, directors or officers. The foregoing shall not be violated by the Grantee’s truthful responses to legal process or inquiry by a governmental authority.

(e) Intellectual Property Rights.

(i) The Grantee agrees that the results and proceeds of the Grantee’s services for the Company Group (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company Group and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Grantee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Grantee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company Group under the immediately preceding sentence, then the Grantee hereby irrevocably assigns and agrees to assign any and all of the Grantee’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Subsidiaries or Affiliates without any further payment to the Grantee whatsoever. As to any Invention that the Grantee is required to assign, the Grantee shall promptly and fully disclose to the Company all information known to the Grantee concerning such Invention. The Grantee hereby waives and quitclaims to the Company Group any and all claims, of any nature whatsoever, that the Grantee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company Group.

(ii) The Grantee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Grantee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company Group’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Grantee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Grantee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 4(e) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company Group of any Proprietary Rights of ownership to which the Company Group may be entitled by operation of law by virtue of the Grantee’s employment with, or service to, the Company Group. The Grantee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Grantee shall assist the Company Group in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Grantee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Grantee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Grantee’s obligation to assist the Company Group with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the Grantee’s Termination of Relationship.

(f) Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Section 4 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Grantee hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group. The Grantee further acknowledges and agrees that the Restrictive Covenants are being agreed to by the Grantee in connection with the Company’s issuance of an Award to the Grantee under the Plan, and are in addition to, not in substitution for, any restrictive covenants to which the Grantee is or may become subject in connection with any relationship with the Company Group.

(g) Enforcement. If the Grantee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company Group at law or in equity: (i) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Company Group; and (ii) the right and remedy to require the Grantee to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by the Grantee as the result of any transactions constituting a breach of the Restrictive Covenants. In the event of any breach or violation by the Grantee of any of the Restrictive Covenants, the time period of such covenant with respect to the Grantee shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

Section 5. Restriction on Transfer. Except for transfers to an Affiliate (determined as if the Grantee were a Holder, as defined in the Investor Rights Agreement) for estate planning purposes, the RSUs may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee. The RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect. The Company agrees that the Grantee shall be treated as an Other Shares Holder under Section 10.1 of the Investor Rights Agreement with respect to the Shares acquired upon settlement of the RSUs.

Section 6. Grantee’s Employment or Other Service Relationship. Nothing in the RSUs shall confer upon the Grantee any right to continue the Grantee’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Grantee’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Grantee’s compensation at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the RSUs does not form part of the Grantee’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or any Subsidiary.

Section 7. Repurchase. Shares acquired upon the settlement of Vested RSUs may be repurchased pursuant to the terms of the Investor Rights Agreement.

Section 8. Taxes. Settlement of the RSUs shall be subject to the Grantee satisfying all applicable U.S. federal, state and local income tax withholding obligations and non-U.S. tax obligations, and none of the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Grantee (or any beneficiary) harmless from any or all of such taxes. The Company shall have the right and is hereby authorized to deduct from any amounts payable to the Grantee in connection with the RSUs or otherwise the amount of any applicable taxes, and the Company may take any such other action as it or the Committee deems necessary to satisfy all obligations for the payment of such taxes.

Section 9. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices.

with a copy (which shall not constitute notice) to:

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax: (646) 607-0546

Attention: David Sambur

Email:

and a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019 Fax: (212) 757-3990

Attention: Taurie M. Zeitzer

Email:

If to the Grantee, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), (d) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (e) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 10. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 11. Grantee’s Undertaking. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement and the Plan.

Section 12. Modification of Rights. The rights of the Grantee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the RSUs granted hereby). Notwithstanding the foregoing, the Grantee’s rights under this Agreement and the Plan may not be impaired without the Grantee’s consent.

Section 13. Governing Law; Consent to Jurisdiction.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) Notwithstanding anything to the contrary contained in any Service Agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New

Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 15. Entire Agreement. This Agreement, the Plan (and the other writings referred to herein), and the Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 16. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17. Enforcement. In the event the Company or the Grantee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 18. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:
Title:

GRANTEE

[Name]

Residence Address:

Number of RSUs: [________]